UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Great Lakes REIT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Great Lakes REIT issued the following press release on April 2, 2004

Great Lakes REIT Closes Sales of Two Additional Properties

        Assuming Closing of Merger with Transwestern, Great Lakes REIT Shareholders to Receive
Approximately $15.60 Per Share in Cash in Merger

        Company Also Announces Receipt of Favorable IRS Private Letter Ruling

        OAK BROOK, Ill., April 2, 2004—Great Lakes REIT (NYSE: GL) today announced the closing of the sales of its University Office Plaza property, located at 2221 University Avenue, SE, Minneapolis, Minnesota, and its 3550 Salt Creek Lane property in Arlington Heights, Illinois.

        The Company previously announced the signing of a definitive merger agreement to be acquired by Aslan Realty Partners II, L.P., an affiliate of Transwestern Investment Company, L.L.C. ("Transwestern"). Under the terms of the merger agreement, after giving effect to the completion of the property sale transactions announced today, the Company expects that Transwestern will pay no less than $15.60 per share in cash to the common shareholders of Great Lakes REIT upon the closing of the merger, pending final agreement on the calculation of the net proceeds from the two property sale transactions.

        The proposed merger with Transwestern is contingent on shareholder approval and certain other closing conditions. In this regard, Great Lakes REIT has obtained the required private letter ruling from the Internal Revenue Service granting to GLR Milwaukee Center SPE Corp., a wholly owned subsidiary of Great Lakes REIT's operating partnership, an extension of time to elect to be treated as a "taxable REIT subsidiary" under the Internal Revenue Code.

        Shareholder approval is being solicited by Great Lakes REIT by means of a proxy statement mailed to Great Lakes REIT shareholders of record as of March 15, 2004. The special meeting to be held to vote on the merger and the other transactions contemplated by the merger agreement with Transwestern is scheduled for April 22, 2004 at 823 Commerce Drive, Oak Brook, Illinois. Great Lakes REIT expects the merger to close shortly thereafter, subject to satisfaction of the remaining closing conditions.

        Great Lakes REIT is a fully integrated, self-administered and self-managed real estate investment trust.

        Transwestern is a Chicago-based principal-oriented real estate investment firm. Aslan Realty Partners II is currently the exclusive funding vehicle for all investments sponsored by Transwestern. Aslan Realty Partners II is a fully-discretionary fund totaling $680 million of equity commitments. Since the inception of Transwestern in 1996, Transwestern and its affiliates have made property investments representing a gross value in excess of $4 billion.

        Great Lakes REIT and its executive officers and trustees may be deemed to be participants in the solicitation of proxies from Great Lakes REIT's shareholders with respect to the proposed merger. Information regarding any interests that Great Lakes REIT's executive officers and trustees may have in the transaction is set forth in the proxy statement.

        The definitive proxy statement that Great Lakes REIT has filed with the Securities and Exchange Commission and mailed to its shareholders contains information about Great Lakes REIT, Transwestern, the proposed merger and related matters. Shareholders are urged to read the proxy statement carefully, as it contains important information that shareholders should consider before making a decision about the merger. In addition to receiving the proxy statement from Great Lakes REIT in the mail, shareholders may also obtain the proxy statement, as well as other filings containing information about Great Lakes REIT, without charge, at the Securities and Exchange Commission's web site (http://www.sec.gov). Shareholders may also obtain copies of these documents without charge by requesting them in writing from Great Lakes REIT, 823 Commerce Drive, Oak Brook, Illinois 60523, or by telephone at (630) 368-2900.

  Forward-Looking Statements

        This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed transaction between Great Lakes REIT and Transwestern and involving risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management's current expectations, assumptions, estimates and projections about the current economic environment, Great Lakes REIT and its industry. Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include, but are not limited to, (i) the failure to obtain the necessary shareholder approval or required lender consents in a timely manner or at all and (ii) satisfaction of various other closing conditions contained in the definitive merger agreement. Other potential risks and uncertainties are discussed in Great Lakes REIT's reports and other documents filed with the Securities and Exchange Commission from time to time. Great Lakes REIT assumes no obligation to update the forward-looking information. Such forward-looking statements are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of Great Lakes REIT. Inclusion of such forward-looking statements herein should not be regarded as a representation by Great Lakes REIT that the statements will prove to be correct.

#    #    #